Exhibit 99.1

CONTACTS:

Tierney Saccavino
Acorda Therapeutics
(914) 347-4300 ext. 104
tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Names Ian Smith, CFO of Vertex, to Board of Directors

HAWTHORNE, NY, February 5, 2007 — Acorda Therapeutics, Inc. (Nasdaq: ACOR) announced today that Ian F. Smith, Executive Vice President and Chief Financial Officer of Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) has been elected to its board of directors.

Mr. Smith joined Vertex, a biotechnology company focused on the discovery and development of breakthrough small molecule drugs for serious diseases, in 2001. Previously, he served as a partner in the Life Science and Technology Practice Group of Ernst & Young LLP. As Vertex’s Executive Vice President and Chief Financial Officer, Mr. Smith holds responsibility for a wide variety of core functions at Vertex, including Finance, Strategic Communications, Information Systems, Operations, and Human Resources.  Mr. Smith is also a member of the Executive Team at Vertex.

Ron Cohen, M.D., President and CEO of Acorda Therapeutics said, “We are delighted that Ian has joined Acorda’s Board.  He brings to Acorda outstanding expertise in finance as well as deep experience in the growth of large public biotechnology company. He will be a tremendous asset to Acorda as we move the company forward in 2007 and beyond.”

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS.  The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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